Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Washington Prime Group Inc.

Washington Prime Group, L.P.

Columbus, Ohio

We hereby consent to the incorporation by reference in the Prospectus’ constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 26, 2015, relating to the consolidated financial statements of Glimcher Realty Trust appearing in the Current Report on Form 8-K/A filed by WP Glimcher Inc. (now known as Washington Prime Group Inc.) on February 27, 2015, which is incorporated by reference in the Prospectus’.

We also consent to the reference to us under the caption “Experts” in the Prospectus’.

/s/ BDO USA, LLP

Chicago, Illinois

July 31, 2017